Exhibit 99.1

News Release

Standard Pacific Corp. Announces CEO Succession Plan

IRVINE, CALIFORNIA, September 12, 2011, Standard Pacific Corp. (NYSE: SPF) announced today that Ken Campbell, Chief Executive Officer, will resign from his role as CEO and as a member of the Board of Directors of the Company on January 1, 2012.  Scott Stowell, the Company’s President, will now begin to assume day-to-day management of the Company.  He will receive the title of Chief Executive Officer and will join the Board of Directors upon Mr. Campbell's departure in January.

“I have served as Standard Pacific Homes’ CEO for almost three years,” said Mr. Campbell, “which is about as long as a restructuring guy like me should stick around.  I’m extremely proud of the tremendous progress our entire team has made during my tenure here and believe, with Scott at the helm, Standard Pacific Homes is well positioned for the future.  I look forward to watching Scott and the rest of the outstanding leadership group we have assembled execute our growth plan as we come out of the economic downturn.  I am particularly encouraged by the growth in sales during the summer despite the obvious challenges.  I believe this is a strong indicator that our move-up strategy and land acquisition program is going to be successful.”

Ronald Foell, co-founder and Chairman of Standard Pacific Homes’ Board of Directors, said:  “We are grateful for the strong leadership Ken has provided to Standard Pacific Homes during an extremely challenging time for the Company and thank him for positioning us well for future success.  We expect to reap the rewards of his efforts for years to come as we continue to implement the strategies and disciplines he and our other senior leaders have put in place.”

“I’m looking forward to taking on the CEO role and working closely with Ken and the other members of our senior management team over the next several months to assure a smooth transition,” said Mr. Stowell.  “As I look around the Company, I see a talented and experienced group of people who will help us to create stockholder value as we navigate the remainder of this downturn while preparing for the housing market’s eventual recovery.”

Mr. Stowell has served as President of the Company since March 2011 and previously served as Chief Operating Officer since 2007.  He joined the Company in 1986 and has held progressive roles, including President of the Orange County division and President of the Southern California region, among the most dynamic and influential housing markets in the country.  Mr. Foell, who has served as a director of the Company since 1967, commented: “I have had the great pleasure of working with Scott over the last 25 years and I am excited that someone with his positive leadership skills and operational expertise will be taking over the helm of this great Company.  I am confident that, under Scott’s leadership, we have the management team in place to take the Company to the next level while continuing to build on the pillars of our brand and our reputation for delivering exceptional quality and customer service.”

About Standard Pacific Homes

Standard Pacific Homes, one of the nation’s largest homebuilders, has built more than 113,000 homes during its 45-year history.  The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers.  Standard Pacific Homes operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada.  For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements.  These statements include but are not limited to statements about the future success of the Company, including the strength of the management team, execution of the Company’s strategy, sales growth, the creation of stockholder value, and the future condition of the housing market.  Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to:  local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to the Company’s mortgage banking operations; future business decisions and the Company’s ability to successfully implement the Company’s operational and other strategies; litigation and warranty claims; and other risks discussed in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 and subsequent Quarterly Reports on Form 10-Q.  The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contacts:
For Investor Relations: Jeff McCall, EVP & CFO (949) 789-1655, jmccall@stanpac.com
For Media Relations: Wendy Marlett, EVP & CMO (949) 789-1616, wmarlett@stanpac.com